FOR IMMEDIATE RELEASE
Contact: Randy Zane

Ziff Davis Media Inc.

212-503-3535

randy_zane@ziffdavis.com

Ziff Davis Names Mark D. Moyer CFO

NEW YORK, October 5, 2005 – Ziff Davis Media Inc. announced today that Mark D. Moyer has been named Senior Vice President and Chief Financial Officer effective immediately. Mr. Moyer, who previously worked for Softbank and Ziff-Davis Inc., will report directly to Robert F. Callahan, Chairman & CEO.

“We’re pleased to have Mark join our team and help steward Ziff Davis’ financial operations through the next stages of our growth,” said Robert F. Callahan, Chairman & CEO, Ziff Davis Media Inc. “Mark’s industry experience and in-depth knowledge of Ziff Davis’ businesses are important factors as we look to allocate additional capital and invest in several key areas, principally in our Internet, events and direct marketing operations. Mark helped to build a world-class accounting and finance organization to manage Softbank’s and Ziff-Davis Inc.’s growth and create significant shareholder value in the late 1990’s, and we look forward to him contributing towards similar results for us over the next several years.”

Mr. Moyer brings over 20 years of strong financial reporting, accounting operations and corporate governance experience with public companies to Ziff Davis Media Inc. Most recently Mr. Moyer served as Senior Vice President and Controller of Intelsat, Ltd., one of the largest global satellite communications providers in the U.S. During his tenure there he was responsible for worldwide financial reporting, SEC reporting, accounting policy and control, and tax and financial planning. Mr. Moyer was a key member of the team that led the newly privatized Intelsat, by implementing stronger financial and management controls, integrating two major acquisitions, and enabling the company to complete its successful private equity transaction and public debt financing. Prior to that, Mr. Moyer was employed in London for Equant N.V., a global provider of data network services, most recently as Senior Vice President, Financial Operations, where he was responsible for global field accounting operations in approximately 100 countries and over 800 people. During his tenure, his team reduced annual operating expenses by $30 million through the implementation of shared accounting services and integration of the financial operations acquired upon merger with France’s Telecom’s Global One subsidiary and SITA S.C.’s network operations.

From 1995 to 2000, Mr. Moyer was Vice President and Controller of Ziff-Davis Inc., and was responsible for financial reporting, budgeting, policy and control and shared accounting services. His financial team’s efforts also enabled two initial public offerings on the New York Stock Exchange, raising $600 million dollars in equity and $1.5 billion of debt from public capital markets.

Prior to that, Mr. Moyer has held several senior level accounting and finance positions at ITT Corporation and AMAX, Inc. in New York. He began his career as a Staff Auditor with Ernst & Young in Dallas, Texas. Mr. Moyer holds a MBA in Finance from New York University and a BBA in Finance from the University of Notre Dame. He has been a Certified Public Accountant since 1983.

About Ziff Davis Media Inc.
Ziff Davis Media is a leading integrated media company focusing on the technology, videogame and consumer lifestyle markets. The Company is an information services provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, research and market intelligence. In the United States, the Company publishes 10 market-leading magazines including PC Magazine, Sync, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World, Official U.S. PlayStation Magazine, Xbox Nation and GMR. The Company exports the power of its brands internationally, with publications in 41 countries and 20 languages. Ziff Davis leverages its content on the Internet with eight highly-targeted technology and gaming sites including PCMag.com, eWEEK.com, ExtremeTech.com and 1UP.com. The Company also produces highly-targeted b-to-b and consumer technology events including Business 4Site and DigitalLife. With its main headquarters and PC Magazine Labs based in New York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.

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